Contact:
Crocker Coulson, President
Leslie Richardson, Financial Writer
CCG Elite Investor Relations
646-213-1915
crocker.coulson@ccgir.com

For Immediate Release

ShengdaTech, Inc. Approved to List on the Nasdaq
Capital Market

Taian City, Shandong Province, PRC - May 9, 2007 - ShengdaTech Inc. (OTC BB: SGAT), a leading manufacturer of nano precipitated calcium carbonate (NPCC) and coal-based chemical products manufacturer in the People’s Republic of China (“PRC”), today announced that it received the approval letter for listing on the NASDAQ Capital Market.

ShengdaTech plans to start trading on NASDAQ from May 24, 2007. NASDAQ has reserved SDTH as the trading symbol for the Company’s common stock.

“We are excited to receive the approval from Nasdaq to our application to list our securities on NASDAQ,” commented Mr. Xiangzhi Chen, CEO of ShengdaTech “The NASDAQ is a prestigious market, that is well suited for growth companies such as ShengdaTech that meet its stringent listing requirements. In becoming a NASDAQ listed company, we hope to expand our list of potential investors and increase both our liquidity and visibility in the market.”

About ShengdaTech, Inc.

ShengdaTech, Inc. (“The Company”) is engaged in the business of manufacturing, marketing and selling a variety of nano precipitated calcium carbonate ("NPCC") products and coal-based chemicals for use in various applications. The Company converts limestone into NPCC using its proprietary technology. The unique chemical and physical attributes make NPCC a valuable ingredient in tires, paints, polyvinyl chloride ("PVC") building materials and other products. It enhances the durability of many products by increased strength, heat resistance, and dimension stabilization. The Company is also engaged in the manufacture and sale of coal-based chemical products namely ammonium bicarbonate, liquid ammonia, melamine and methanol. The Company markets and sells its coal-based products mainly for chemical fertilizers and raw materials in the production of organic and inorganic chemical products, including formaldehyde and pesticides.

# # #